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                                                                  EXHIBIT (e)(3)

                          FORM OF EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), to be effective as of the date and time a properly executed copy of a Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with Section 2.2 of that certain Agreement and Plan of Merger among Miller Business Systems, Inc., COA Housing Group, Inc. (a subsidiary of Coachmen Industries, Inc.) and Miller Acquisition Corporation dated as of August __,2000, (the "Effective Date"), is entered into between Miller Building Systems, Inc., a Delaware corporation the "Company"), and _______________ of _______________ ("Employee"). Employee is an executive of Company, which is anticipated to be acquired by Miller Acquisition Corporation on behalf of COA Housing Group, Inc. and Coachmen Industries, Inc., which are third party beneficiaries of this Agreement. Employee acknowledges that this Agreement was a material consideration for that acquisition, but for which the acquisition would not have taken place. Now, therefore, in consideration of the premises, and for the mutual promises this Agreement contains, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to be bound as follows:

     1. Employment and Term. Employee will be employed with Coachmen Industries, Inc. (or any of its subsidiaries, hereinafter collectively referred to as "Coachmen") for two (2) years from the Effective Date of this Agreement. Unless Employee consents otherwise in writing, such employment shall be at Employee's present Company facility; provided, however, that if Coachmen requests that Employee change his place of employment to another facility and Employee declines this request, Coachmen shall have the right to terminate Employee if the position held by Employee at the current location at the time of the transfer request is no longer available, in which case this Agreement will terminate. If Coachmen exercises its right to terminate Employee pursuant to this Section 1, Coachmen will not be required to pay any further payments under this Agreement. This Agreement will expire on that date unless renewed in writing or terminated before that time in one of the ways specified below. Any continued employment of Employee thereafter will be at-will, terminable by either party at any time, without cause or notice.

     2. Compensation. In consideration for the services to be rendered by Employee hereunder, Coachmen agrees to pay an annual base salary of not less than $ , payable in the customary installment period as Coachmen shall adopt, less customary withholdings for all applicable taxes. Such salary shall be reviewed annually, at the customary times for reviews for employees of Coachmen. Employee shall be eligible to participate in any Coachmen bonus or incentive programs for which like employees are eligible. Employee will be eligible for such benefits as Coachmen shall establish from time to time and for which Employee is qualified. Nothing in this Agreement or this employment relationship shall obligate Coachmen to furnish any particular benefit to Employee or prevent Coachmen from at any time discontinuing or altering an existing benefit or the qualifying conditions Employee must meet to obtain such benefits, provided such discontinuation or alteration shall affect all like employees. All compensation afforded to Employee under this Section 2 shall terminate concurrent with the termination of this Agreement. Employee shall be promptly reimbursed for all reasonable and bona fide business-related out-of-pocket expenses he incurs, upon presentation of the Coachmen's required evidence of expenses in accordance with Coachmen policy.

     3. Covenant not to Compete. As additional consideration for the following covenant not to compete, Employee shall receive on the Effective Date options to purchase shares of Coachmen stock under the Coachmen 2000 Omnibus Stock Incentive Program, as set forth on the attached schedule. Employee agrees that for the longer of two (2) years from the Effective Date of this Agreement or the term of this Agreement (and for any extensions of or amendments to this Agreement), or twelve (12) months after his employment with Coachmen ends, if the employment ends, either voluntarily or for Cause (as defined herein), on or before the second anniversary of the Effective Date of this Agreement, Employee will not directly or indirectly:

        A. Render any of the services Employee that Employee provides to Coachmen during his employment to any person, firm, entity, or other corporation which, directly or indirectly, competes with Coachmen's business as presently conducted during Employee's employment with Coachmen (a "Competitive





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Business") within a two hundred (200) mile radius of Elkhart, Indiana, and any other locations where Coachmen has or may in the future have a permanent production facility for which Employee performs substantial and continuous duties.

        B. Engage in any Competitive Business for Employee's own account within the same geographic territory described above.

        C. Become associated with or interested in any Competitive Business as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity (except as a minority shareholder holding less than five percent (5%) of a publicly listed company).

        D. Solicit, attempt to hire or hire any employee of Coachmen or otherwise encourage such employee to terminate his or her employment with the Coachmen.

        E. Solicit, encourage or induce any customer of Coachmen to purchase any non-Company product or service which serves the same or substantially similar purpose as any product or service offered by Coachmen.

     Employee acknowledges that these limitations are reasonable and necessary for the protection of Coachmen. Employee agrees that Employee will be able to make a living without working for or competing with Coachmen. Employee further agrees that the duration of this Covenant not to Compete shall be tolled for any period of time during which its terms are violated. Employee acknowledges that should Employee breach or threaten to breach the provisions set forth herein, Coachmen will be harmed irreparably, and cannot be made whole by monetary damages. Employee therefore consents to having these paragraphs enforced by means of a restraining order, temporary injunction, or permanent injunction, and any other appropriate relief that a court of competent jurisdiction may be empowered to grant, in addition to any other remedies may have under this Agreement or otherwise. Employee further agrees that this Agreement is not for the purpose of preventing my employment with any particular person, entity or industry. Employee stipulates and agrees that a good faith effort by Coachmen to enforce the terms of this Agreement or to delay or limit the scope of Employee's duties at a new employer to those allowed by this Agreement, is not and will not be deemed to be an attempt to prevent or hinder Employee's employment with any person. At the end of the initial term of this Agreement, as a condition of continued employment and without additional consideration than already received under this Agreement, Employee shall sign and agree to the Coachmen Business Protection Agreements (including non-competition, non-solicitation and confidentiality provisions) in the form that are then required of Coachmen executives at comparable levels of management.

     4. Protection of Confidential Information. Employee acknowledges that during his employment with Coachmen, Employee may have access to Coachmen's proprietary and confidential information, including such things as the identities of Coachmen's clients, its contemplated new products and services, its marketing methods, its financial information, operational or business affairs of Coachmen or its affiliates, proprietary trade "know how" and secrets, sources of supply, and proprietary operational methods and technical processes. Employee agrees that during the term of this Agreement (and any renewals of this Agreement, or any continued employment with Coachmen in any capacity) and for two (2) years after said employment ends, whether voluntarily or involuntarily, Employee will not divulge to any person, firm, or corporation, or use for Employee's own benefit, any secret or confidential or proprietary information that Employee has obtained or learned during the course of employment with Coachmen or any of its affiliates, except: (i) with Coachmen's express written consent; (ii) to the extent that any such information is already in or becomes part of the public domain other than as a result of Employee's breach of this Agreement; or (iii) where a court requires such information to be disclosed by means of order, subpoena, or other legal process. Should Employee be required to make disclosure under court requirement, Employee promptly, but in no event more than seventy-two hours after learning of such subpoena, court order, or other legal process,




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shall notify, Coachmen, by personal delivery or facsimile transmission, that
Employee has been asked to make such disclosure. Employee shall; take all reasonably necessary steps Coachmen may request to defend against the enforcement of such subpoena, court order, or other legal process and permit Coachmen to intervene and participate with a counsel of its choice in any proceeding relating to the enforcement of the subpoena, court order, or legal process.

     5. Termination. In lieu of the normal expiration date of this Agreement as set forth herein, the Agreement may be terminated as follows:

        A. Termination of Agreement Due to Death. Upon Employee's death, this Agreement shall immediately terminate. Salary and benefits owed to Employee through the date of death will be paid to Employee's estate. Coachmen will not be responsible for any other compensation to Employee or any third parties claiming on Employee's behalf under this Agreement.

        B. Termination of Agreement Due to Disability. Should Employee become unable to perform the essential functions of his job due to disability which persists for over ninety (90) days, even after reasonable accommodation, Coachmen may notify Employee of its intention to terminate this Agreement as of the date set forth in such notice. Should this occur, Employee will be entitled to receive any salary, benefits, or reimbursable expenses owed through the date of termination, and shall also receive all necessary notices and information as required by COBRA and ERISA. Coachmen shall have no further obligation or liability to Employee.

        C. Termination for Cause. Coachmen may terminate Employee's employment for cause, and should that occur, Coachmen shall be released from all further obligations under this Agreement, except for accrued salary and benefits owed to Employee through the date of termination. "Cause" shall be defined as a material breach of this Agreement for which Employee has received written notice and for which breach has not been cured within fifteen (15) days of such; misconduct by Employee, including but not limited to theft of company property; acts of fraud or dishonesty; negligence or willful neglect of duty, or material failure to follow known company policies and directives; reporting to work under the influence of alcohol, drugs, or other mind-impairing substances; or conviction of a felony.

        If Coachmen terminates this Agreement other than for Cause (as defined above) before the end of the term, Coachmen shall pay to Employee, as the same shall become due, all compensation and benefits contemplated by this Agreement

     6. Governing Law. Indiana law shall govern enforcement and construction of this Agreement.

     7. Entire Agreement. This Agreement contains all the understandings and agreements with respect to the matters set forth herein, and there are no others made either contemporaneously with this Agreement or otherwise. This Agreement supercedes all other writings or negotiations by the parties and can only be modified in writing signed by both parties.

     8. Severability. Should a court of competent jurisdiction declare that any part of this Agreement is invalid or unenforceable, that determination shall not effect the remaining portions of this Agreement, or any part of it.





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     Signed at Elkhart, Indiana, this __ day of _____________, 2000.


                                             -------------------------
                                                                      (Employee)
                                             -------------------------



STATE OF INDIANA                    )
                                    : SS
CITY/COUNTY OF                      )
               ---------------------


     The foregoing instrument was subscribed, sworn to and acknowledged before me this ___ of ______________, 2000, by ________________.



                                             ---------------------------------
                                             Notary Public



                                             Miller Building Systems, Inc.


                                             By:
                                                  ----------------------------
                                             Its:
                                                  ----------------------------



                                             Coachmen Industries, Inc.


                                             By:
                                                  ----------------------------
                                             Its:
                                                  ----------------------------




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